EXHIBIT 10.18

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT ("Agreement") is made and entered intoas of November 10, 2008, by and between CRP/CAPSTONE; 14W PROPERTY OWNER, L.L.C., a
Delaware limited liability company, having an office c/o CB Richard Ellis Inc., 14 Wall Street, 5th Floor, New York, New York 10005 ("Landlord") and GM MERCHANT SOLUTIONS, INC., a Nevada Corporation, having an address at 50 21St Street, Suite C, Brooklyn, New York, 11232  ("Tenant").

WHEREAS, By Agreement of that certain Lease made on June 4, 2004 (the "Lease"), by and between W12/14 WALL REALTY LLC, Landlord’s predecessor in interest as the then owner of the Building (as such term in hereinafter defined), as landlord, and Tenant, a portion of the sixteenth (16th) floor (the "Premises") in the building known and numbered as 14 Wall Street, New York, New York, (the "Building") upon all of the terms, covenants, conditions and provisions more particularly contained in the Lease.

WHEREAS, Tenant vacated the Premises on or about September 28, 2008 and desires to terminate its obligations under the Lease effective as of that date.

WHEREAS, the parties desire to terminate the Lease and release each other from their respective obligations under the Lease on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           TERMINATION AND EFFECTIVE DATE: The Lease is hereby terminated on September 30, 2008 (the "Termination Date"). To and through the Termination Date, both parties shall duly perform and fully comply with all terms and conditions of the Lease and this Agreement.

2.           SURRENDER OF PREMISES AND REMOVAL OF PROPERTY: It is expressly acknowledged by Landlord and Tenant has vacated and surrendered possession of the Premises to Landlord as of the Termination Date. Tenant agrees that it shall have no rights to occupy and or use the Premises from and after the Termination Date. In the event that Tenant has vacated and delivered to Landlord the Premises to Landlord on or before the Termination Date, Tenant shall have no further obligation to pay any fixed annual rent or additional rent due Landlord for the Premises from and after September 30, 2008.

3.          CONDITION OF PREMISES: Notwithstanding anything to the contrary contained in the Lease, at the time of Tenant's surrender of the Premises to the Landlord on the Termination Date, Landlord shall accept the Premises in as-is condition.

4.           PAYMENT OF RENT AND OTHER CHARGES: Through September 30, 2008, Tenant shall be responsible for the payment of all fixed rent, additional rent and electric charges due and payable under the Lease, including appropriate adjustments to real estate taxes and operating expenses as billed by the Landlord in accordance with the Lease. Notwithstanding the foregoing, Tenant agrees to pay and Landlord agrees to accept as full payment, satisfaction and accord of all outstanding liabilities and obligations under the Lease by Tenant through the Termination Date, a sum in the amount of Twelve Thousand Five Hundred Dollars ($12,500.00) in the form of a certified check or attorney escrow check only (the “Settlement Payment”). Furthermore, Tenant agrees that all monies currently held by Landlord as security under the Lease shall become property of Landlord and that Tenant shall have no claim against said funds for any reason.

5.           MUTUAL RELEASE OF LIABILITY: This Agreement is intended to and the mutual release which follows shall fully and finally settle any and all demands, charges, claims, accounts, or causes of action of any nature including, without limitation, known or unknown claims and causes of action that arise out of or in connection with the Lease. The following release shall be effective as of the Termination Date without further action of the parties: the Landlord and Tenant do hereby release and discharge each other from their respective obligations arising from or connected with the provisions of the Lease, excepting such rights and obligations as may be created or reserved by this Agreement and further excepting all rights and obligations stated in the Lease as surviving the Lease's natural expiration or a termination of the Lease not resulting from a default, including, but not limited to the obligations, if any, of Landlord and Tenant contained in the Lease to indemnify and hold the other harmless against any and all claims. The release of liability contained herein shall not preclude a party from exercising any discovery rights it may have against the other party in connection with any civil litigation or arbitration proceedings involving a third party.

6.           REPRESENTATIONS AND WARRANTIES:

a.            Each party represents and warrants to the other that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein or any claim, demand, obligation, liability, or cause of action arising from the Lease.

b.            Tenant represents and warrants that, to its actual knowledge, there is no demand, claim, account, pending filing of lien, or cause of action of any nature to any third party arising out of or in connection with the Lease or relating to any use of, or action in, the Premises by Tenant or any subtenant, concessionaire, licensee, assignee, agent or employee of Tenant.

c.            Each party represents and warrants that the individual executing this Agreement on behalf of such party is duly authorized to enter into this Agreement.

e.            Tenant covenants that neither Tenant nor any attorney or other representative for Tenant shall disclose the terms of this Agreement to any other person or entity. Tenant shall be fully responsible for the actions of its attorneys and representatives.

7.          MISCELLANEOUS:

a.           The parties have read this Agreement and the release contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

b.           This Agreement shall not become effective or binding until signed by Landlord, and a counterpart, so signed, has been delivered to Tenant.

c.           This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their successors.

d.           The parties agree that this Agreement may be executed in counterpart, which when taken together, shall be deemed a complete agreement.  Any facsimile signature hereof shall be deemed as an original for all purposes.

e.           This Agreement must be fully executed by Wednesday November 5, 2008 or it shall be of no force and effect.

f.           This Agreement and any original counterparts thereof shall be kept in escrow by the respective counsel for Landlord and Tenant and shall be released from escrow upon clearance of the Settlement Payment referenced in Paragraph Four (4) hereof.  In the event Tenant fails to make the Settlement Payment on or before November 28, 2008, this Agreement shall be deemed null and void and each party may exercise any and all remedies, rights and defenses they may respectively have in law or equity under the Lease Agreement.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

LANDLORD:	CRP/CAPSTONE 14W PROPERTY OWNER, L.L.C.

By:/s/ Joshua Zamir
Name: Joshua Zamir
Title: Manager

TENANT:	GM MERCHANT SOLUTIONS, INC.

By:/s/ Oleg Firer
Name: Oleg Firer
Title: President